EXHIBIT 99.1

PondelWilkinson Inc. 1880 Century Park East, Suite 350 Los Angeles, CA 90067 T (310) 279 5980 F (310) 279 5988 W www.pondel.com

NEWS RELEASE	CONTACTS:	James R. Segreto Chief Financial Officer SPAR Group, Inc. (914) 332-4100

Roger S. Pondel / Judy Lin Sfetcu PondelWilkinson Inc. (310) 279-5980

SPAR GROUP REPORTS IMPROVED FINANCIAL RESULTS

FOR 2009 SECOND QUARTER, SIX MONTHS

TARRYTOWN, NY—July 31, 2009—SPAR Group, Inc. (NASDAQ:SGRP) today reported financial results for the second quarter and six months ended June 30, 2009.

Net revenues for the 2009 second quarter were $13.5 million, compared with $18.9 million a year ago. The company reported net income for the 2009 second quarter of $236,000, or $0.01 per diluted share, compared with net income of $3,000, or $0.00 per share, for the 2008 second quarter. Included in the 2009 second quarter results was other income of $285,000, resulting from a credit for prior legal expenses. Results for the 2008 second quarter included $458,000 in non-recurring litigation costs and a $170,000 tax benefit. Selling, general and administrative expenses for the 2009 second quarter decreased 13% to $3.9 million from $4.5 million a year ago.

“Second quarter revenues continued to be affected by weak global economic conditions, with our overseas operations experiencing the greater impact,” said Gary Raymond, SPAR Group’s president and chief executive officer. “We remain steadfastly focused on serving our clients, helping them to improve their performance, while at the same time increasing our marketing efforts to attract new business worldwide.

“In 2008, our management team had taken swift action to reduce expenses and control costs throughout the company. We are confident that SPAR Group’s solid foundation will allow us to weather the current economic storm and emerge even stronger as business conditions improve,” Raymond added.

Revenue in the U.S. for the 2009 second quarter was $6.8 million, compared with $8.9 million a year ago. SPAR Group’s U.S. operations for the 2009 second quarter reported that net income significantly improved to $564,000, compared to a net loss of $185,000 for the 2008 second quarter.

International revenue for the 2009 second quarter was $6.7 million, compared with $10.0 million last year. The division posted a net loss of $328,000, versus net income of $188,000 for the 2008 second quarter.

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SPAR Group, Inc.

For the 2009 six-month period, SPAR Group had revenues of $28.6 million, compared with $36.4 million last year. The company reported net income of $41,000 for the first half of 2009, equal to breakeven per share, which included other income of $265,000 resulting from a favorable judgment in a legal action and $285,000 from a credit for prior legal expenses, versus a net loss of $247,000, or $0.01 per share, for the 2008 comparable period. Results for the 2008 six-month period included $458,000 in non-recurring litigation costs and a $170,000 tax benefit. Selling, general and administrative expenses for the 2009 year-to-date period decreased 14% to $7.8 million from $9.2 million a year ago.

Revenue in the U.S. for the first half of 2009 was $12.4 million, compared with $16.4 million in the same period a year ago. The U.S. operation reported sharply increased net income of $444,000 for the 2009 six-month period versus a net loss of $504,000 for the first six months of 2008.

International revenue for the six months ended June 30, 2009 was $16.2 million, compared with $20.0 million for the same period last year. Net loss for the international operations was $403,000 for the first half of 2009, compared with net income of $257,000 in the first half of 2008.

About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Latvia, Estonia, Australia and New Zealand. For more information, visit SPAR Group’s Web site, www.sparinc.com.

Certain statements in this news release are forward-looking, including, but not limited to, attracting new business that will increase SPAR Group’s revenues and continuing to maintain costs. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation), the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management,the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K , quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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SPAR Group, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Net revenues	$13,478	$18,910	$28,649	$36,364

Cost of revenues	9,310	13,719	20,383	26,203

Gross profit	4,168	5,191	8,266	10,161

Selling, general and administrative expenses	3,888	4,510	7,856	9,168

Depreciation and amortization	267	221	529	429

Operating income (loss)	13	460	(119)	564

Interest expense	45	81	106	162

Other (income) expense	(255)	521	(442)	564

Income (loss) before provision for income taxes	223	(142)	217	(162)

Provision for income taxes (benefit)	73	(185)	222	(21)

Net income (loss)	150	43	(5)	(141)

Net (income) loss attributable to the non-controlling interest	(86)	40	(46)	106

Net income (loss) attributable to SPAR Group, Inc.	236	3	41	(247)

Basic/diluted net income (loss) per common share:

Net income (loss) – basic/diluted	$0.01	$–	$–	$(0.01)

Weighted average common shares – basic	19,139	19,133	19,139	19,123

Weighed average common shares – diluted	19,183	19,133	19,183	19,123

SPAR Group, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	June 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$1466	$1,685
Accounts receivable, net	10,751	13,110
Prepaid expenses and other current assets	1,048	1,446
Total current assets	13,265	16,241

Property and equipment, net	1,641	1,803
Goodwill	798	798
Other assets	1,908	1,806
Total assets	$17,612	$20,648

Liabilities and equity
Current liabilities:
Accounts payable	$4,454	$4,491
Accrued expenses and other current liabilities	3,350	4,911
Accrued expenses due to affiliates	1,533	1,398
Customer deposits	538	582
Lines of credit	3,825	5,494
Total current liabilities	13,700	16,876

Long-term liabilities	24	105

Total liabilities	13,724	16,981

Stockholders' equity: Preferred stock, $.01 par value: Authorized shares-3,000,000 Issued and outstanding shares- 554,402 – June 30, 2009 and December 31, 2008	6	6
Common stock, $.01 par value: Authorized shares- 47,000,000 Issued and outstanding shares- 19,139,365 - June 30, 2009 19,139,365 - December 31, 2008	191	191
Treasury stock	(1)	(1)
Additional paid-in capital	12,918	12,821
Accumulated other comprehensive (loss)	(236)	(361)
Accumulated deficit	(9,436)	(9,477)
Total SPAR Group, Inc. equity	3,442	3,179
Non-controlling interest	446	488
Total liabilities and stockholders’ equity	$17,612	$20,648